Craig Parenzan Termination Agreement
Termination Agreement between the Company and Craig Parenzan made as part of his hiring process:

If you are terminated by the Company without cause during your first two years of employment, you will receive a severance payment of 2 times your base salary. If you are terminated without cause during your third year of employment, you will receive a severance payment of 1.5 times your base salary. If you are terminated after that time without cause, you will receive a severance payment of 75% of your base salary. In addition, under any of these scenarios you will receive a prorata portion of your target management incentive plan payout. "Cause" and "Constructive Termination Without Cause" shall be defined as follows:

Cause:

For purposes of this Agreement, Executive's employment may be terminated for "cause" if (i) Executive is convicted of a felony (ii) in the reasonable determination of the Board, Executive has committed an intentional act of fraud, embezzlement, or theft in connection with Executive's duties in the course of his employment with the Company, or engaged in gross mismanagement or gross negligence in the course of his employment with the Company or (iii) Executive intentionally breached his obligations under this Agreement, including inattention to or neglect of duties and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof, provided, however, that in any case under this clause (iii) the act or failure to act by Executive is materially harmful to the business of the Company. For purposes of this Agreement, an act or omission on the part of the Executive shall be deemed "intentional" only if was done by Executive in bad faith, not merely an error in judgment and without reasonable belief that the act or omission was in the best interest of the Company.

Constructive Termination Without Cause

For purposes of this Agreement, resignation by Executive for good reason ("Constructive Termination Without Cause") shall mean a termination of Executive's employment at his initiative following the occurrence, without Executive's written consent, of (i) a material diminution in Executive's duties, responsibilities, authority, or status, or a failure of Executive to have a position reporting directly to the President/CEO or to the Board (ii) a reduction to any amount of Executive's Base Salary, (iii) the assignment to Executive of duties or obligations which are materially inconsistent with the duties, responsibilities, authority, or status of his position as Senior Vice President or which materially impair Executive's ability to function in his then current position, or (iv) a failure of the Company to comply with any of the materials terms of this Agreement Letter.